This document is important and requires your immediate attention. If you are in doubt as to how to respond to the offer described in this Directors’ Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.
FALCONBRIDGE LIMITED
NOTICE OF CHANGE TO
DIRECTORS’ CIRCULAR
Relating to the Offer by
Xstrata Canada Inc.,
a wholly-owned subsidiary of Xstrata plc,
To purchase all of the Outstanding Common Shares of
Falconbridge Limited
For Cdn.$62.50 in cash for each Common Share.
This Notice of Change constitutes a notice of change to the Directors’ Circular dated
May 31, 2006 and the Notices of Change to Directors’ Circular dated July 17, 2006 and July 24, 2006 relating to the offer (the “Xstrata Offer”) by Xstrata Canada Inc., a wholly-owned subsidiary of Xstrata plc (collectively, “Xstrata”), and this
Notice of Change should be read in conjunction therewith.
August 8, 2006
Notice to Shareholders in the United States
The Xstrata Offer is made for securities of a Canadian issuer and while the Xstrata Offer is subject to Canadian disclosure requirements, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Falconbridge Limited is located in Canada and that some or all of its officers and directors are residents of a foreign country.

FORWARD-LOOKING STATEMENTS
      This Notice of Change contains forward-looking statements (as defined in applicable securities legislation, including the United States Securities Exchange Act of 1934). Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Falconbridge Limited (“Falconbridge”) to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this Notice of Change. Such forward-looking statements are based on a number of assumptions which may prove to be incorrect.
      While Falconbridge anticipates that subsequent events and developments may cause Falconbridge’s views to change, Falconbridge specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing Falconbridge’s views as of any date subsequent to the date of this Notice of Change. Although Falconbridge has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.
CURRENCY
      All dollar references in the Notice of Change are in United States dollars, unless otherwise indicated. On August 8, 2006, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon rate of the Bank of Canada was Cdn.$1.1204.
AVAILABILITY OF DISCLOSURE DOCUMENTS
      Falconbridge is a reporting issuer or equivalent in all provinces and territories of Canada and files its continuous disclosure documents and other documents with the Canadian provincial and territorial securities regulatory authorities and with the U.S. Securities and Exchange Commission (the “SEC”). Continuous disclosure documents are available at www.sedar.com and at the SEC’s web site at www.sec.gov.

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NOTICE OF CHANGE
      This Notice of Change relates to the Directors’ Circular dated May 31, 2006 as amended by Notices of Change to Directors’ Circular dated July 17, 2006 and July 24, 2006 and is issued by the Board of Directors in connection with the Xstrata Offer. The terms and conditions of the Xstrata Offer are set out in the circular of Xstrata (the “Xstrata Circular”) dated May 18, 2006, as amended by a Notice of Extension dated July 7, 2006 and Notices of Variation dated July 11, 2006 and July 21, 2006.
RECENT DEVELOPMENTS
      On July 25, 2006, Xstrata announced that it had received notice from the Minister of Industry that Xstrata’s acquisition of control of Falconbridge pursuant to the Xstrata Offer had been approved by the Minister under the Investment Canada Act and that the Xstrata Offer was therefore not subject to any further regulatory review.
      On July 27, 2006, Xstrata announced that it intended to purchase common shares of Falconbridge (“Falconbridge Shares”) through the facilities of the Toronto Stock Exchange (the “TSX”), subject to market conditions and applicable law, from time to time commencing on July 28, 2006, until the expiry of the Xstrata Offer, subject to a maximum of 5% of the number of Falconbridge Shares outstanding at the time the Xstrata Offer was initially made.
      On July 28, 2006, Inco Limited (“Inco”) announced that its tender offer to acquire all of the outstanding Falconbridge Shares had expired at midnight (Vancouver time) on July 27, 2006, that at the time of expiration the minimum tender condition of 50.01% of the Falconbridge Shares had not been satisfied, and that Inco had therefore elected to terminate its offer. Inco provided notice to Falconbridge that it was terminating the support agreement (the “Support Agreement”) dated October 10, 2005, as amended, between Inco and Falconbridge and that a payment of $150 million was now payable to Inco. In the event that the Xstrata Offer is successful, a further $300 million will be payable to Inco.
      On the morning of July 28, 2006, the Board of Directors met to review these latest developments. The Board authorized management and Falconbridge’s advisors to begin discussions with Xstrata regarding the possible recommendation of the Xstrata Offer to shareholders of Falconbridge (“Shareholders”) and to begin discussions with other potential bidders to determine whether there might be any competing interest in acquiring Falconbridge.
      Later that day, Xstrata announced that it had purchased 18,556,430 Falconbridge Shares through the facilities of the TSX representing 4.98% of the outstanding Falconbridge Shares, as at the commencement of the Xstrata Offer.
      On July 31, 2006, management and the advisors of Falconbridge contacted various potential acquirors regarding any possible interest in bidding for Falconbridge at a price in excess of the Xstrata Offer. There have been no positive responses to such inquiries.
      Beginning on July 31, 2006, management of Falconbridge met with management of Xstrata to discuss transition arrangements should the Xstrata Offer prove to be successful. Discussions regarding these matters are ongoing.
      On August 8, 2006, the Board of Directors met to consider the Xstrata Offer. At that meeting, the Board of Directors received financial and legal advice on the Xstrata Offer and unanimously determined to recommend the Xstrata Offer.
RECOMMENDATION OF THE BOARD OF DIRECTORS
      For the reasons set out below under “Reasons for the Recommendation”, the Board of Directors of Falconbridge has recommended that Shareholders accept the Xstrata Offer and tender their Falconbridge Shares to the Xstrata Offer before the expiry time on August 14, 2006.
      Shareholders should consider the Xstrata Offer carefully and come to their own conclusions as to acceptance or rejection of the Xstrata Offer. Shareholders who are in doubt as to how to respond to the Xstrata Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Xstrata Offer may have tax consequences and they should consult their professional tax advisors.

REASONS FOR THE RECOMMENDATION
      In arriving at its recommendation, the Board of Directors, after receiving advice from its financial and legal advisors, carefully considered all aspects of the Xstrata Offer and in particular the current circumstances. In making its recommendation, the Board of Directors considered a number of factors, including the following:

•	Expiry of the Inco Offer. The offer by Inco, which had received the recommendation of the Board of Directors, expired on July 27, 2006 and is no longer available to Shareholders.

•	Further Efforts to Solicit Competing Offers. Upon termination by Inco of the Support Agreement, the non-solicitation restrictions to which Falconbridge had committed in the Support Agreement terminated. Upon such termination, management and its advisors inquired of a number of potential acquirors of Falconbridge as to their level of interest in pursuing a transaction at a price level above that of the Xstrata Offer. There have been no positive responses to such inquiries. Accordingly, the Board of Directors believes it to be highly unlikely that an offer which is more attractive than the Xstrata Offer will emerge prior to the expiry of the Xstrata Offer.

•	No Prospect of an Improved Offer by Xstrata. Management of Falconbridge met with Xstrata on July 31, 2006, for the purpose of ascertaining whether Xstrata would consider increasing its price for the Falconbridge Shares in exchange for commitments on the part of Falconbridge similar to those contained in the Support Agreement with Inco. Xstrata management declined to consider any such proposal. Accordingly, the Board of Directors is satisfied that Xstrata is not prepared to further improve the terms of its bid for Falconbridge.

•	Xstrata Will Likely Acquire Control of Falconbridge. The Xstrata Offer is an offer to acquire any or all Falconbridge Shares tendered on or before the expiry time on August 14, 2006, and as such is not subject to any minimum tender condition. Xstrata currently owns approximately 24.5% of the presently outstanding Falconbridge Shares and the Xstrata Offer appears likely to attract sufficient additional Falconbridge Shares such that Xstrata will acquire effective control of Falconbridge.

•	Transitional Arrangements. Falconbridge was able to reach agreement with Xstrata as to certain transitional arrangements which the Board of Directors considers to be in the best interests of Falconbridge employees.

•	No Guarantee of a Second Stage Transaction. Xstrata currently owns approximately 24.5% of the outstanding Falconbridge Shares and the Xstrata Offer is likely to attract sufficient additional shares to result in Xstrata acquiring effective control of Falconbridge. Although Xstrata has consistently stated its desire to own 100% of Falconbridge, there can be no assurance that Shareholders who do not accept the Xstrata Offer on or before August 14, 2006 will be able to sell their Falconbridge Shares to Xstrata for cash at Cdn.$62.50 at some later date.

•	Less Liquidity and Possibly Lower Trading Prices. The Xstrata Offer is an offer to purchase any and all Falconbridge Shares. Xstrata currently owns approximately 24.5% of the Falconbridge Shares and is likely to obtain a significant number of additional Falconbridge Shares upon the expiry of the Xstrata Offer. This concentration of ownership may adversely affect the liquidity and trading prices of the Falconbridge Shares which remain in the hands of Shareholders who do not tender to the Xstrata Offer by the expiry time on August 14, 2006.
INTENTIONS WITH RESPECT TO THE OFFER
      After reasonable inquiry, each of the directors and senior officers of Falconbridge has indicated an intention to tender his or her Falconbridge Shares to the Xstrata Offer.

ARRANGEMENTS BETWEEN FALCONBRIDGE AND
ITS DIRECTORS AND SENIOR OFFICERS
      On August 2, 2006, the Board of Directors accelerated the vesting of all of Falconbridge’s unvested and outstanding stock options in accordance with the terms of the existing stock option plans. On August 8, 2006, with the consent of Xstrata and in accordance with the terms of the existing stock option plans, the Board of Directors amended each of the then outstanding options to allow optionholders to elect to have their options cancelled in exchange for Cdn.$62.50 less the current respective exercise price for each of their options in lieu of exercising such options.
MATERIAL CHANGES IN THE AFFAIRS OF FALCONBRIDGE
      Except as publicly disclosed or as otherwise described or referred to in this Notice of Change, the directors and senior officers of Falconbridge are not aware of any information that indicates any material change in the affairs, activities, financial position or prospects of Falconbridge since June 30, 2006, being the date of the last published unaudited interim consolidated financial statements of Falconbridge.
OTHER TRANSACTIONS
      There is no transaction, Board resolution, agreement in principle or signed contract of Falconbridge, other than as described or referred to in the Xstrata Circular, as amended, or the Directors’ Circular, as amended, which has occurred in response to the Xstrata Offer. Other than as described or referred to in the Xstrata Circular, as amended, or the Directors’ Circular, as amended, no negotiations are underway in response to the Xstrata Offer which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization involving Falconbridge or a subsidiary thereof; (ii) the purchase, sale or transfer of a material amount of assets by Falconbridge or a subsidiary thereof; (iii) an issuer bid or other acquisition of securities by Falconbridge; or (iv) any material change in the capitalization or dividend policy of Falconbridge.
OTHER INFORMATION
      Except as otherwise described or referred to in the Xstrata Circular, as amended, the Directors’ Circular, as amended, or otherwise publicly disclosed, no other information is known to the directors or senior officers of Falconbridge that would reasonably be expected to affect the decision of the holders of Falconbridge Shares to accept or reject the Xstrata Offer.
STATUTORY RIGHTS
      Securities legislation in certain of the provinces and territories of Canada provide security holders of Falconbridge with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
APPROVAL OF NOTICE OF CHANGE
      The content of this Notice of Change has been approved and the delivery thereof has been authorized by the Board of Directors.

CERTIFICATE
Dated:  August 8, 2006
      The foregoing, together with the Directors’ Circular of the Board of Directors of Falconbridge Limited dated May 31, 2006, and the Notices of Change dated July 17, 2006 and July 24, 2006 (collectively, the “Directors’ Circular”), contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing, together with the Directors’ Circular, does not contain any misrepresentation likely to affect the value or market price of the Falconbridge Shares subject to the Xstrata Offer.
      On behalf of the Board of Directors:

(Signed) James D. Wallace	(Signed) G. Edmund King
Director	Director